Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - March 2012

Series Deal Size Expected Maturity	2003-4 $725MM 10/15/2013

Yield		17.95%
Less:	Coupon	0.60%
	Servicing Fee	1.50%
	Net Credit Losses	4.11%
Excess Spread :
	March-12	11.74%
	February-12	11.68%
	January-12	10.44%
Three Month Average Excess Spread		11.29%

Delinquency:
	30 to 59 Days	0.63%
	60 to 89 Days	0.47%
	90+ Days	1.27%
	Total	2.37%

Principal Payment Rate		22.80%